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                                                                   EXHIBIT 99.1

INVESTOR RELATIONS CONTACT:
Randi Paikoff Feigin
Juniper Networks, Inc.
Tel: 650-318-3371
randi@juniper.net

          JUNIPER NETWORKS STOCKHOLDERS APPROVE TWO-FOR-ONE STOCK SPLIT

Mountain View, CA - May 5, 2000 -- Juniper Networks, Inc. (NASDAQ: JNPR) today announced that its stockholders have approved the increase in authorized shares which enables the company to effect the two-for-one stock split of the Company's outstanding shares of common stock, announced on April 13, 2000. The stock split will entitle each stockholder of record at the close of business on May 15, 2000 to receive one additional share for every outstanding share of common stock held on the record date. The additional shares resulting from the stock split are expected to be distributed by the transfer agent on June 15, 2000. Juniper Networks expects that its Common Stock will begin trading on a split-adjusted basis on June 16, 2000.

ABOUT JUNIPER NETWORKS(R)
Juniper Networks, Inc. is a leading provider of purpose-built systems that meet the scalability, performance, density, and compatibility requirements of rapidly evolving, optically enabled IP networks. The company's purpose-built systems provide new IP infrastructure solutions for the world's leading service providers. Juniper Networks service, manufacturing teams, and IP engineers work closely with customers to build and support customer networks. The company is headquartered in Mountain View, California.

Juniper Networks is a registered trademark of Juniper Networks, Inc. JUNOS, M20, M40, and M160 are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks may be the property of their respective owners.

Actual results could differ materially from those anticipated in forward-looking statements in this release as a result of certain factors, including those set forth in the risk factors described in the Company's SEC filings, including its recent Form 10K.